                                                                    EXHIBIT 12.1


                           EGL, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                 ($ IN MILLIONS)





                                                                        THREE MONTHS
                                                                       ENDED MARCH 31,               YEAR ENDED DECEMBER 31,
                                                                       ---------------  -------------------------------------------
                                                                            2002         2001     2000     1999      1998     1997
                                                                           -------      -------------------------------------------
Earnings:
Pretax income (loss)                                                       (6,770)      (66,011)  12,441   84,020   65,441   67,769
Deduct:
       Minority interest                                                      318         1,161    1,654      920      928    1,286
       Income (loss) from affiliates                                          669        (3,145)   1,599    3,922    3,853    5,785
Add:
       Fixed charges                                                       10,314        33,269   20,095   13,825   10,571    9,946
       Amortization of capitalized interest                                     -             -        -        -        -        -
       Distributed income of equity investees                                   -             -        -        -        -        -
       Share of pre-tax losses of equity investees for which
       charges arising from guarantees are included in fixed charges        1,300             -        -        -        -        -
Subtract:
       Interest capitalized                                                   195           854        -        -        -        -
       Preference security dividend                                             -             -        -        -        -        -
       Minority interest in pretax income of subsidiaries that have
       incurred fixed charges                                                   -             -        -        -        -        -
       TOTAL EARNINGS                                                       4,298       (29,290)  32,591   94,843   73,087   73,216

FIXED CHARGES:
       Interest costs expensed                                              2,830        10,543    7,005    3,193    1,953    2,922

       Interest costs capitalized                                             195           854        -        -        -        -
       Amortization of debt discount or premium                               487         1,279      245       60       15        -
       Debt guarantee of equity investees                                   1,300             -        -        -        -        -
       Rental expense                                                      16,507        61,778   38,536   31,717   25,810   21,073
       Portion of rental expense as can be demonstrated to be
       representative of the interest factor                                5,502        20,593   12,845   10,572    8,603    7,024

       TOTAL FIXED CHARGES                                                 10,314        33,269   20,095   13,825   10,571    9,946

       RATIO                                                                                        1.62     6.86     6.91     7.36

       SHORT FALL FOR THE YEAR ENDED DECEMBER 31, 2001                      6,016        62,559